Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and between

BAYCOM CORP

and

TIG BANCORP

Dated as of June 28, 2019

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BAYCOM		23
4.1	Corporate Organization	23
4.2	Capitalization	24
4.3	Authority; No Violation	25
4.4	Consents and Approvals	25
4.5	Reports	25
4.6	Financial Statements and Internal Controls	26
4.7	Absence of Certain Changes or Events	27
4.8	Legal Proceedings	27
4.9	Taxes and Tax Returns	28
4.10	Employees	28
4.11	SEC Reports	29
4.12	Compliance with Applicable Law	29
4.13	Agreements with Regulatory Agencies	30
4.14	Risk Management Instruments	30
4.15	Environmental Matters	30
4.16	Investment Securities and Commodities	31
4.17	Title	31
4.18	Intellectual Property	31
4.19	Reorganization	32
4.20	BayCom Information	32
4.21	Loan Portfolio	32
4.22	Insurance	33
4.23	Regulatory Approval	33
4.24	No Financing Contingencies	33
4.25	Pro Forma Capital Requirements	33
4.26	Completeness of Representations	34
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		34
5.1	TIG Conduct of Businesses Prior to the Effective Time	34
5.2	TIG Forbearances	34
5.3	BayCom Conduct of Business Prior to the Effective Time	37
5.4	BayCom Forbearances	38
ARTICLE VI ADDITIONAL AGREEMENTS		38
6.1	Regulatory Matters	38
6.2	Access to Information; Current Information	40
6.3	Shareholder Meeting	41
6.4	Reservation of Common Stock; Nasdaq Listing	41
6.5	Employee Matters	42
6.6	Officers’ and Directors’ Tail Insurance; Indemnification	43
6.7	No Solicitation	44
6.8	Notification of Certain Matters	46
6.9	Correction of Information	46
6.10	Integration	46
6.11	Coordination; Integration	46
6.12	Delivery of Agreements	46
ARTICLE VII CONDITIONS PRECEDENT		47
7.1	Conditions to Each Party’s Obligations	47
7.2	Conditions to Obligations of BayCom	47
7.3	Conditions to Obligations of TIG	48
ARTICLE VIII TERMINATION AND AMENDMENT		49
8.1	Termination	49
8.2	Effect of Termination	50
8.3	Fees and Expenses	50

8.4	Termination Fee	50
8.5	Amendment	51
8.6	Extension; Waiver	51
ARTICLE IX GENERAL PROVISIONS		51
9.1	Closing	51
9.2	Nonsurvival of Representations, Warranties and Agreements	52
9.3	Notices	52
9.4	Interpretation	53
9.5	Counterparts	53
9.6	Entire Agreement	53
9.7	Governing Law, Jurisdiction, Venue and Construction	54
9.8	Publicity	54
9.9	Assignment; Third Party Beneficiaries	54
9.10	Specific Performance; Time of the Essence	54
9.11	Disclosure Schedule	55
9.12	Waiver of Jury Trial	55

SIGNATURES		56

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Non-Solicitation, Non-Competition and Non-Disclosure Agreement
Exhibit C	Form of Resignation, Non-Competition and Non-Disclosure Agreement
Exhibit D	Form of Walker Resignation, Non-Competition and Non-Disclosure Agreement
Exhibit E	Form of Bank Agreement of Merger
Exhibit F	Third Party Consents

INDEX OF DEFINED TERMS

Definition	Page

Acceptable Confidentiality Agreement	45
Acquisition Proposal	45
Agreement	1
Bank Merger	4
Bank Merger Certificates	4
Bank Plan of Merger	4
BayCom	1
BayCom Articles	23
BayCom Benefit Plans	28
BayCom Bylaws	23
BayCom Common Stock	2
BayCom Disclosure Schedule	23
BayCom ERISA Affiliate	28
BayCom Leased Properties	31
BayCom Owned Properties	30
BayCom Real Property	31
BayCom Regulatory Agreement	30
BayCom Reports	29
BayCom Restricted Stock Award	24
BayCom Stock Plans	24
BayCom Subsidiary	24
BHC Act	7
California Secretary of State	1
Cancelled Shares	2
Cash Consideration	2
CBC	10
CCAA	1
CDB	10
CFC	1
CGCL	1
Change in Recommendation	45
Claim	44
Closing	51
Closing Date	51
Code	1
Colorado Secretary of State	1
Confidentiality Agreement	41
Covered Employees	42
CRA	23
DBO	10
Disclosure Schedule	55
Dissenting Shares	3
DPC Common Shares	2
Effective Time	1
Enforceability Exception	9
Environmental Laws	18
ERISA	13
Exchange Act	20
Exchange Agent	4
Exchange Agent Agreement	4

Exchange Fund	4
Exchange Ratio	2
Existing Certificate	2
FDIC	8
Federal Reserve Board	10
FHLB	8
Form S-4	10
FSB	4
FSB Call Reports	11
GAAP	7
Governmental Entity	10
Intellectual Property	19
IRS	12
IT Assets	20
Letter of Transmittal	5
Liens	9
Loan Package	36
Loans	21
Material Adverse Effect	7
Merger	1
Merger Consideration	2
Monetary Liens	19
Multiemployer Plan	14
Multiple Employer Plan	14
Multiple Employer Welfare Arrangement	14
Nasdaq	9
Non-Compete Agreement	1
Parties	1
Permitted Encumbrances	19
Previously Disclosed	55
Proxy Statement	10
PTO	42
Regulatory Agencies	10
Requisite Regulatory Approvals	47
Sarbanes-Oxley Act	26
SEC	10
Securities Act	8
SRO	10
Subsidiary	7
Superior Proposal	46
Surviving Bank	4
Surviving Company	1
Takeover Statutes	21
Tax	13
Tax Return	13
Taxes	13
Termination Fee	50
TIG	1
TIG Articles	7
TIG Benefit Plans	13
TIG Board Recommendation	41
TIG Bylaws	7
TIG Common Stock	2

v

TIG Contract	17
TIG Disclosure Schedule	7
TIG ERISA Affiliate	13
TIG Financial Statements	10
TIG Indemnified Party	43
TIG Individuals	44
TIG Leased Properties	19
TIG Non-Voting Common Stock	2
TIG Owned Properties	19
TIG Qualified Plans	14
TIG Real Property	19
TIG Regulatory Agreement	18
TIG Representatives	44
TIG Shareholder Approval	9
TIG Shareholder Meeting	40
TIG Subsidiary	7
TIG Voting Common Stock	2
to the knowledge of BayCom	26
to the knowledge of TIG	10
Total Payments	42
Treasury	12
Trust Account Common Shares	2
Unduly Burdensome Condition	46
Voting Agreement	1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 28, 2019 (this “Agreement”), by and between BayCom Corp, a California corporation (“BayCom”), and TIG Bancorp, a Colorado corporation (“TIG”, and together with BayCom, the “Parties”).

RECITALS

A.           The respective Boards of Directors of each of the Parties have determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of their respective companies and shareholders with this Agreement providing for a business combination transaction in which TIG will, on the terms and subject to the conditions set forth in this Agreement, merge with and into BayCom (the “Merger”), with BayCom as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

B.           As a condition to the willingness of BayCom to enter into this Agreement, all of the directors and executive officers of TIG and certain stockholders of TIG have entered into the Voting Agreement (“Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with BayCom.

C.           As a condition to the willingness of BayCom to enter into this Agreement, all of the independent directors of TIG have entered into a resignation, non-solicitation and non-disclosure agreement and each non-independent director has entered into a resignation, non-competition and non-disclosure agreement (each a “Non-Compete Agreement”), substantially in the form attached hereto as Exhibit B, Exhibit C or Exhibit D, dated as of the date hereof but effective upon consummation of the Merger, with BayCom.

D.           The Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

E.           The Parties desire to make certain covenants, representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger. Subject to the terms and conditions of this Agreement, in accordance with the California General Corporation Law, as amended (the “CGCL), the California Financial Code, as amended (“the CFC”), and the Colorado Corporations and Associations Act, as amended (the “CCAA) at the Effective Time (as defined in Section 1.2), TIG shall merge with and into BayCom. BayCom shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of California. As of the Effective Time, the separate corporate existence of TIG shall cease.

1.2           Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing (as defined in Section 9.1), the Parties shall execute, and BayCom shall cause to be filed an appropriate agreement of merger and statement of merger relating to the Merger with the Secretary of State of California (“the California Secretary of State”) and the Secretary of State of the State of Colorado (the “Colorado Secretary of State”), respectively. The Merger will become effective upon the filing of such agreement of merger and statement of merger or such later date and time as may be set forth in such filing (the time the Merger becomes effective being referred to as the "Effective Time. ")

1.3           Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the CGCL and CCAA.

1.4           Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of TIG, BayCom or the holders of any of the following securities:

(a)          BayCom Common Stock. Each share of common stock, no par value, of BayCom (“BayCom Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and non-assessable share of common stock, no par value, of the Surviving Company.

(b)          TIG Common Stock. Subject to Sections 1.4(c) and 1.4(d), each share of voting common stock, $0.01 par value, of TIG (“TIG Voting Common Stock”) and each share of non-voting common stock, $0.01 par value, of TIG (“TIG Non-Voting Common Stock”) (TIG Voting Common Stock and TIG Non-Voting Common Stock are sometimes collectively referred to herein as “TIG Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(c)), but excluding any Cancelled Shares (as defined Section 1.4(c)) and Dissenting Shares (as defined in Section 1.4(d)), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive (i) .27543 shares (the “Exchange Ratio”) of BayCom Common Stock and (ii) $6.34 in cash without interest (the “Cash Consideration”) (such consideration set forth in clauses (i) and (ii), the “ Merger Consideration”). All of the shares of TIG Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of TIG Common Stock (each, an “Existing Certificate”) shall thereafter represent only the right to receive the Merger Consideration and any cash in lieu of a fractional share interest into which the shares of TIG Common Stock represented by such Existing Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends as provided in Section 2.3(c). Any reference to an “Existing Certificate” in this Agreement shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of TIG Common Stock, and any provisions herein relating to Existing Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of an Existing Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” or similar mechanism to the Exchange Agent (defined in Section 2.1) or such other similar evidence of transfer as the Exchange Agent may reasonably request).

(c)          Cancelled Shares. Shares of TIG Common Stock that are owned immediately prior to the Effective Time by TIG, any TIG Subsidiary, BayCom or any BayCom Subsidiary (other than shares of TIG Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares” and other than shares of TIG Common Stock held, directly or indirectly, by TIG, any TIG Subsidiary, BayCom or any BayCom Subsidiary in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of BayCom or other consideration shall be delivered in exchange therefor (any such shares, the “Cancelled Shares”).

(d)          Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, all shares of TIG Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder that has demanded and perfected a demand for payment of the fair value of her, his or its TIG Common Stock pursuant to Section 7-113-101, et seq. of the CCAA, and as of the Effective Time has neither effectively withdrawn or lost such appraisal right (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the CCAA. TIG shall give BayCom prompt notice upon receipt by TIG of any such written demands for payment of the fair value of such shares of TIG Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the CCAA. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the Dissenting Shares held by such holder shall be converted on a share by share basis into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement, without any interest thereon. Any payments made in respect of Dissenting Shares shall be made by or at the direction of BayCom within the time period set forth in the CCAA. TIG shall give BayCom (i) prompt notice of any written notices of intent to demand payment under the CCAA or other written notices relating to the exercise of dissenters’ rights in respect of any shares of TIG Common Stock, attempted withdrawals of such notices and any other instruments served pursuant the CCAA and received by TIG relating to shareholders’ dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the CCAA. TIG shall not, except with the prior written consent of BayCom, which is not to be unreasonably withheld, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Article II to pay for shares of TIG Common Stock for which dissenters’ rights have been perfected shall be returned to BayCom upon demand.

(e)          Adjustment to Exchange Ratio. If, between the date of this Agreement and the Effective Time, the outstanding shares of BayCom Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of TIG Common Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the stock portion of the Merger Consideration prior to such event.

1.5           Incorporation Documents and By-Laws of the Surviving Company. At the Effective Time, the articles of incorporation of BayCom in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The by-laws of BayCom, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.

1.6           Directors and Officers. The directors of BayCom immediately prior to the Effective Time shall be the directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of BayCom immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.7           Additional Actions. If, at any time after the Effective Time, the Surviving Company shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of TIG acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, TIG, and its proper officers and directors, shall be deemed to have granted to the Surviving Company an irrevocable power of attorney coupled with an interest to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Company and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Company are fully authorized in the name of TIG or the Surviving Company or otherwise to take any and all such action without limitation except as otherwise required by applicable law.

1.8           The Bank Merger. Immediately after the Effective Time, BayCom intends to merge First State Bank of Colorado (“FSB”), a Colorado-chartered commercial bank and wholly owned subsidiary of TIG, with and into United Business Bank, a California-chartered commercial bank and wholly owned subsidiary of BayCom (the “Bank Merger”) in accordance with the provisions of applicable state and federal banking laws and regulations, and United Business Bank shall be the resulting institution or surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable state and federal banking laws and regulations and the Boards of Directors of the Parties shall approve, and shall cause the boards of directors of FSB and United Business Bank, respectively, to approve, a separate combination agreement/plan of merger (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit E, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. In addition, TIG shall cause FSB, and BayCom shall cause United Business Bank, to execute and file in accordance with applicable state and federal banking laws and regulations such articles of merger or combination, corporate resolutions, and/or other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificates”).

1.9           Change in Structure. BayCom may at any time change the method of effecting the combination (including by providing for the merger of a wholly owned subsidiary of BayCom with TIG) if and to the extent requested by BayCom; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration to be received by the shareholders of TIG, (ii) adversely affect the tax consequences of the Merger to the shareholders of TIG or the tax treatment of either party pursuant to this Agreement or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.

1.10         Tax Adjustment. If the Merger fails to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then BayCom shall reduce the Cash Consideration (and increase the Exchange Ratio accordingly) to the minimum extent necessary to enable the Merger to meet the requirements for reorganization under Section 368(a) of the Code. The number of shares of BayCom Common Stock by which the Exchange Ratio will be increased will be equal to the amount by which the Cash Consideration is reduced divided by $12.85.

ARTICLE II

EXCHANGE OF SHARES

2.1           Exchange Agent. Prior to the Effective Time, BayCom shall appoint BayCom’s transfer agent pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2           BayCom to Make Merger Consideration Available. At or prior to the Effective Time, BayCom shall (i) deposit, or cause to deposited with the Exchange Agent, or authorize the Exchange Agent to issue, an aggregate number of shares of BayCom Common Stock equal to the aggregate stock portion of the Merger Consideration and (ii) shall establish an escrow account at United Business Bank for the benefit of the Exchange Agent, an amount in cash sufficient to pay the aggregate Cash Consideration payable to holders of TIG Common Stock and, to the extent determinable, any cash in lieu of fractional shares pursuant to Section 2.3(f), and, together with any dividends or distributions with respect thereto payable pursuant to Section 2.3(c),(collectively the (the “Exchange Fund”), and BayCom shall instruct the Exchange Agent to timely deliver the Merger Consideration upon receipt of a properly completed Letter of Transmittal (as defined below).

2.3           Exchange of Shares.

(a)          Subject to Section 1.4(d), as soon as reasonably practicable after the Effective Time (and in any event within five (5) business days thereafter), and subject to the receipt by the Exchange Agent of a list of TIG’s shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of an Existing Certificate or Existing Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Existing Certificate or Existing Certificates shall pass, only upon delivery of such Existing Certificate or Existing Certificates (or an affidavit of loss in lieu thereof to the Exchange Agent) in such form and substance as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering such Existing Certificate or Existing Certificates in exchange for the Merger Consideration and any cash in lieu of a fractional share of BayCom Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b)          As soon as reasonably practicable after surrender to the Exchange Agent of its Existing Certificate or Existing Certificates, accompanied by a properly completed Letter of Transmittal, such holder of TIG Common Stock will be entitled to receive the Merger Consideration, any cash in lieu of a fractional share of BayCom Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), in respect of the shares of TIG Common Stock represented by such holder’s Existing Certificate or Existing Certificates. Until surrendered as contemplated by this Section 2.3, each Existing Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, without interest, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.3. TIG shall cause its transfer agent to cooperate with BayCom and the Exchange Agent to provide TIG shareholder records, as necessary and appropriate to effect the Closing.

(c)          No dividends or other distributions with respect to BayCom Common Stock shall be paid to the holder of any unsurrendered Existing Certificate with respect to the shares of BayCom Common Stock represented thereby, unless and until the surrender of such Existing Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Existing Certificate or Existing Certificates in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time payable with respect to the whole shares of BayCom Common Stock represented by such Existing Certificate or Existing Certificates and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of BayCom Common Stock represented by such Existing Certificate or Existing Certificates with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the BayCom Common Stock issuable with respect to such Existing Certificate or Existing Certificates.

(d)          In the event of a transfer of ownership of an Existing Certificate prior to the Effective Time that is not registered in the stock transfer records of TIG, the Merger Consideration, any cash in lieu of a fractional share of BayCom Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, shall be issued or paid in exchange therefor to a person other than the person in whose name the Existing Certificate so surrendered is registered if the Existing Certificate formerly representing such TIG Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.10(b)) required by reason of the payment or issuance to a person other than the registered holder of the Existing Certificate or establish to the satisfaction of BayCom that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, BayCom) shall be entitled to deduct and withhold from the Cash Consideration and any cash in lieu of a fractional share of BayCom Common Stock or any other cash payable pursuant to this Agreement to any holder of TIG Common Stock such amounts as the Exchange Agent or BayCom, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent amounts are so withheld by the Exchange Agent or BayCom, as the case may be, and timely paid over to the appropriate Governmental Entity (as defined in Section 3.4), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of TIG Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or BayCom, as the case may be.

(e)          After the Effective Time, there shall be no transfers on the stock transfer books of TIG of the shares of TIG Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of TIG Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Existing Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, any cash in lieu of fractional shares of BayCom Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.

(f)          Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of BayCom Common Stock shall be issued upon the surrender of Existing Certificates for exchange, no dividend or distribution with respect to BayCom Common Stock shall be payable on or with respect to any fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of BayCom. In lieu of the issuance of any such fractional share, BayCom shall pay to each former shareholder of TIG who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by the Exchange Agent by multiplying (i) $23.00 by (ii) the fraction of a share (after taking into account all shares of TIG Common Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of BayCom Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4(b).

(g)          Any portion of the Exchange Fund that remains unclaimed by the former shareholders of TIG at the expiration of six months after the Effective Time shall be paid to BayCom. In such event, any former shareholders of TIG who have not theretofore complied with this Article II shall thereafter look only to BayCom with respect to the Merger Consideration, any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the BayCom Common Stock deliverable in respect of the shares represented by an Existing Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of BayCom, TIG, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of TIG Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)          In the event any Existing Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Existing Certificate to be lost, stolen or destroyed and, if required by BayCom or the Exchange Agent, the posting by such person of a bond in such amount as BayCom may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Existing Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Existing Certificate, the Merger Consideration, any cash in lieu of any fractional share interest and any dividends and distributions to which such person is entitled in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TIG

Except as disclosed in the disclosure schedule delivered by TIG to BayCom concurrently herewith (the “TIG Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the TIG Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by TIG that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1(a)) on TIG and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, TIG hereby represents and warrants to BayCom as follows:

3.1           Corporate Organization.

(a)          TIG is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). TIG has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted. TIG is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TIG. As used in this Agreement, the term “Material Adverse Effect” means, with respect to BayCom, or TIG, any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations, business or prospects of BayCom and its Subsidiaries taken as a whole or TIG and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of either BayCom or TIG, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in United States generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes in general economic conditions affecting banks and their holding companies generally, except to the extent that such changes disproportionately affect BayCom or TIG, as the case may be, (d) a decline in the trading price of BayCom’s or TIG’s common stock or the failure of either BayCom or TIG to meet earnings projections and (e) changes agreed to in writing by BayCom and TIG. As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. True and complete copies of the articles of incorporation of TIG (the “TIG Articles”) and the bylaws of TIG (the “TIG Bylaws”), as in effect as of the date of this Agreement, have previously been made available by TIG to BayCom.

(b)          Each Subsidiary of TIG (a “TIG Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on TIG and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any TIG Subsidiary to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of FSB are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the TIG Disclosure Schedule sets forth a true and complete list of all Subsidiaries of TIG as of the date hereof. Except as set forth in Section 3.3(b) of the TIG Disclosure Schedule, neither TIG nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, stock in the Federal Home Loan Bank of Topeka (the “FHLB”). FSB is not in material violation of any of its organizational documents.

3.2           Capitalization.

(a)          The authorized capital stock of TIG consists of 2,000,000 shares of TIG Voting Common Stock, and 1,500,000 shares of TIG Non-Voting Common Stock. As of the date of this Agreement, there are (i) 1,692,300 shares of TIG Voting Common Stock issued and outstanding, (ii) 1,491,100 shares of TIG Non-Voting Common Stock issued and outstanding, (iii) no shares of TIG Common Stock held as treasury stock, (iii) 5,000 shares of TIG Voting Common Stock reserved for issuance under the TIG Stock Plans, and (ii) no other shares of capital stock or other voting securities of TIG issued, reserved for issuance or outstanding. All of the issued and outstanding shares of TIG Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of TIG may vote. Except as set forth on Section 3.2 of the TIG Disclosure Schedule, there are no obligations of TIG or any of its Subsidiaries pursuant to which TIG or any of its Subsidiaries is or could be required pursuant to the terms thereof to register any of its securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”). No trust preferred or subordinated debt securities of TIG or any of its Subsidiaries are issued or outstanding. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating TIG to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of TIG Common Stock or any other of its securities. Except as set forth on Section 3.2 of the TIG Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of TIG Common Stock to which TIG is a party. There are no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of TIG or any of its Subsidiaries) outstanding.

(b)          TIG owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the TIG Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to FSB, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No TIG Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)          TIG does not have a dividend reinvestment plan or any shareholders’ rights plan.

3.3           Authority; No Violation.

(a)          TIG has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of TIG. The Board of Directors of TIG has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of TIG and its shareholders and has directed that this Agreement be submitted to TIG’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of TIG Voting Common Stock (the “TIG Shareholder Approval”), no other corporate proceedings on the part of TIG are necessary to approve this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by TIG and (assuming due authorization, execution and delivery by BayCom) constitutes a valid and binding obligation of TIG, enforceable against TIG in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exception”)).

(b)          Except as set forth in Section 3.3(b) of the TIG Disclosure Schedule, neither the execution and delivery of this Agreement by TIG or the Bank Plan of Merger by FSB, nor the consummation of the Merger by TIG or the Bank Merger by FSB, nor compliance by TIG or FSB with any of the terms and provisions of this Agreement or the Bank Plan of Merger, will (i) assuming the TIG Shareholder Approval is obtained, violate any provision of the TIG Articles or TIG Bylaws or the organization or governing documents of any TIG Subsidiary or (ii) assuming that the filings, notices, consents and approvals referred to in Section 3.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to TIG or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of TIG or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which TIG or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

3.4           Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Nasdaq Stock Market, Inc. (the “Nasdaq”) and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the California Department of Business Oversight—Division of Financial Institutions (the “DBO”) and approval of such applications, filings and notices, (iv) the filing of applications, filings and notices, as applicable, with the Colorado Division of Banking (the “CDB”) for the Bank Merger required under the Colorado Banking Code (the “CBC”), (v) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of TIG’s shareholders to be held in connection with this Agreement (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by BayCom in connection with the transactions contemplated by this Agreement (the “Form S-4”), to among other things, register any securities issuable by BayCom in conjunction with the transactions contemplated by this Agreement with the SEC pursuant to the Securities Act and declaration of effectiveness of the Form S-4, (vi) the filings described in Section 1.2 with the California Secretary of State, the Colorado Secretary of State and the filing of the Bank Merger Certificates, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BayCom Common Stock pursuant to this Agreement and the approval of the listing of such BayCom Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (as defined in Section 3.5) (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by TIG of this Agreement or (B) the consummation by TIG of the Merger or the consummation by FSB of the Bank Merger. As of the date hereof, TIG is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5           Reports. To the knowledge of TIG, TIG and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2016 with (i) any state regulatory authority, including the CDB, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) any foreign regulatory authority and (v) any self-regulatory organization (an “SRO”) ((i) — (v) together with the SEC, collectively the “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of TIG and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of TIG, investigation into the business or operations of TIG or any of its Subsidiaries since January 1, 2016. To the knowledge of TIG, there (a) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of TIG or any of its Subsidiaries and (b) has been no formal or informal inquiries by, or disagreements or disputes with any Regulatory Agency with respect to business, operations, policies or procedures of TIG or any of its Subsidiaries since January 1, 2016. The phrase “to the knowledge of TIG” or any similar phrase means the actual knowledge of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or Chief Credit Officer of TIG or TIG Bank, after reasonable inquiry.

3.6           Financial Statements and Internal Controls.

(a)          The audited consolidated balance sheets (including related notes and schedules, if any) of TIG and its Subsidiaries as of December 31, 2018 and 2017 and the related consolidated statements of comprehensive operations, stockholders’ equity, and cash flows (including related notes and schedules, if any) of TIG and its Subsidiaries for each of the two years then ended, and the unaudited consolidated balance sheet, statement of operations and trial balance (including related notes and schedules, if any) of TIG and its Subsidiaries for the three month period ended March 31, 2019 (collectively, the “TIG Financial Statements”) have been previously made available to BayCom. The TIG Financial Statements fairly present the consolidated financial position and results of operations of TIG and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP consistently applied during the periods involved, except as indicated in the TIG Financial Statements or notes thereto and, in the case of unaudited financial statements, subject to normal year-end adjustments (which will not be material individually or in the aggregate) and the absence of footnotes. The financial and accounting books and records of TIG and its Subsidiaries have been maintained in all material respects in accordance with GAAP and all other applicable legal and accounting requirements, reflect only actual transactions, and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein. Fortner, Bayens, Levkulich & Garrison, P.C. has not resigned (or informed TIG that it intends to resign) or been dismissed as independent public accountants of TIG as a result of or in connection with any disagreements with TIG on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          The call reports of FSB and accompanying schedules, as filed (or to be filed) with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2017 through the Closing Date (the “FSB Call Reports”) have been (or will be) prepared in accordance with regulatory requirements including applicable regulatory accounting principles and practices through the periods covered by such reports.

(c)          TIG on a consolidated basis has no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected or reserved against on a balance sheet (or notes thereto) prepared in accordance with GAAP, except for liabilities, obligations and loss contingencies which (i) are fully reflected or reserved against on the most recent balance sheet included in the TIG Financial Statements (including any notes thereto), (ii) were incurred in the ordinary course business consistent with past practices since the date of the most recent balance sheet included in the TIG Financials Statements, or (iii) were incurred in connection with the Merger. None of TIG or any of its Subsidiaries is a party to any “off balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K of the SEC.

(d)          The allowance for loan loss account of FSB as reflected in the FSB Call Report for the quarter ended March 31, 2019, was as of such date, and the amount thereof contained in the financial books and records of FSB as of the last day of the month immediately preceding the Closing Date will be as of such future date, in compliance with FSB’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as GAAP and applicable regulatory guidelines.

(e)          The records, systems, controls, data and information of TIG and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of TIG or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on TIG’s (or any TIG Subsidiary’s) system of internal accounting controls. TIG has implemented and maintains a system of internal accounting controls effective to provide reasonable assurances that (i) transactions are executed in accordance with management’s general and specific authorizations, and (ii) transactions are recorded in accordance with GAAP consistently applied and with applicable law.

(f)          Since January 1, 2016, (i) neither TIG nor any of its Subsidiaries, nor to the knowledge of TIG, any director, officer, employee, auditor, accountant or any representative of TIG or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write downs, charge offs and accruals) of TIG or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that TIG or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing TIG or any of its Subsidiaries, or any other person, whether or not employed by TIG or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by TIG or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors of TIG or any of its Subsidiaries, or any committee thereof.

3.7           Broker’s Fees. With the exception of the engagement of GLC Advisors & Co., LLC, neither TIG nor any TIG Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger. TIG has disclosed to BayCom as of the date hereof the aggregate fees provided for in connection with the engagement by TIG of GLC Advisors & Co., LLC related to the Merger and the Bank Merger.

3.8           Absence of Certain Changes or Events.

(a)          Since December 31, 2018, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TIG.

(b)           Except as set forth in Section 3.8(b) of the TIG Disclosure Schedule, since December 31, 2018, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, TIG and its Subsidiaries have carried on their respective businesses solely in the ordinary course.

3.9           Legal Proceedings.

(a)          Neither TIG nor any of its Subsidiaries is a party to any, and there are no pending or, to TIG’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against TIG or any of its Subsidiaries or any of their directors or executive officers in their capacities as such involving a monetary claim in excess of twenty-five thousand dollars ($25,000) or seeking injunctive or other equitable relief, or challenging the validity or propriety of any of the transactions contemplated by this Agreement.

(b)          There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to commercial banks and bank holding companies) imposed upon TIG, any of its Subsidiaries or the assets of TIG or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Company or any of its Subsidiaries).

3.10         Taxes and Tax Returns.

(a)          Each of TIG and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. As of the date hereof, neither TIG nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, other than with respect to ordinary course extensions that are or may hereafter be filed for the most recently completed tax year. All Taxes of TIG and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of TIG and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither TIG nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect. None of the federal income Tax Returns of TIG and its Subsidiaries have been audited by the Internal Revenue Service (the “IRS”). Neither TIG nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of TIG or its Subsidiaries or the assets of TIG or its Subsidiaries. TIG has made available to BayCom true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with TIG or its Subsidiaries with respect to Taxes requested or executed in the last six (6) years. Neither TIG nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among TIG and its Subsidiaries). Neither TIG nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was TIG) or (B) has any liability for the Taxes of any person or entity (other than TIG or any of its Subsidiaries) under U.S. Department of the Treasury (“Treasury”) Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither TIG nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither TIG nor any of its Subsidiaries has participated in a “reportable or listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has TIG been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. No claim has been made in the last ten (10) years by any Governmental Entity in a jurisdiction where TIG or a TIG Subsidiary does not file Tax Returns that TIG or such Subsidiary is or may be subject to taxation by that jurisdiction. Neither TIG nor any of its Subsidiaries has filed an election under Section 338(g) or 338(h)(10) of the Code for which the statute of limitations for audit or examination has not expired. There has not been any ownership change, as defined in Section 382(g) of the Code, of TIG or any TIG Subsidiary that occurred during or after any taxable period in which TIG or any such TIG subsidiary incurred an operating loss that carries over to any taxable period ending on or before the Effective Time. Except as set forth in Section 3.10(a) of the TIG Disclosure Schedule, neither TIG nor any TIG Subsidiary has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code.

(b)          As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, Medicare, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)          As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11         Employees.

(a)          Section 3.11(a) of the TIG Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, restricted stock unit, phantom stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all employment, retention, bonus, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which TIG, any TIG Subsidiary or affiliate, or any trade or business of TIG or any of its Subsidiaries or affiliates, whether or not incorporated, all of which together with TIG would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “TIG ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by TIG or any of its Subsidiaries or any TIG ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of TIG or any of its Subsidiaries or any TIG ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the “TIG Benefit Plans”).

(b)          TIG has heretofore made available to BayCom true and complete copies of each of the TIG Benefit Plans and related material documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any TIG Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to a TIG Benefit Plan, and (iv) the most recently prepared actuarial report for each TIG Benefit Plan (if applicable) for each of the last two (2) years.

(c)          Each TIG Benefit Plan has been established, operated and administered in all material respects substantially in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. None of TIG and its Subsidiaries or any TIG ERISA Affiliate has any corrective action pending or within the prior three years made a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any TIG Benefit Plan, and neither TIG nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)          Section 3.11(d) of the TIG Disclosure Schedule identifies each TIG Benefit Plan that is intended to be qualified under Section 401(a) of the Code (collectively, the “TIG Qualified Plans”). The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which TIG may rely, for the most recent period for which such determination letter was available from the IRS with respect to each TIG Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of TIG, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any TIG Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any TIG Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)          Each TIG Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2008, been, in all material respects, in documentary and operational compliance with Section 409A of the Code (or has properly corrected any such errors in accordance with IRS Notice 2008-113 and applicable guidance).

(f)          None of TIG, any of its Subsidiaries or any TIG ERISA Affiliate sponsors, maintains, administers or contributes to, or has, has had or could have any liability with respect to, any TIG Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). No TIG Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.

(g)          None of TIG and its Subsidiaries nor any TIG ERISA Affiliate has ever contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), a plan that is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA (a “Multiple Employer Welfare Arrangement”), or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of TIG and its Subsidiaries nor any TIG ERISA Affiliate has incurred any liability to a Multiemployer Plan, Multiple Employer Welfare Arrangements, or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan, Multiple Employer Welfare Arrangement or Multiple Employer Plan. With respect to any multiple employer plan in which TIG or any of its Subsidiaries or any TIG ERISA Affiliate has participated in at any time since December 31, 2013, such plan and each participating employer in such plan has complied with all requirements of the Code and ERISA applicable to such plan and each participating employer in such plan at all times since December 31, 2013, and TIG and its Subsidiaries may withdraw from such plan without incurring any liability associated with such withdrawal.

(h)          None of TIG and its Subsidiaries nor any TIG ERISA Affiliate sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)          All contributions required to be made to any TIG Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any TIG Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of TIG.

(j)          There are no pending or, to the knowledge of TIG, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to TIG’s knowledge, no set of circumstances exists which are reasonably likely to give rise to a claim or lawsuit, against any TIG Benefit Plan, any fiduciaries thereof with respect to their duties to a TIG Benefit Plan or the assets of any of trust under any TIG Benefit Plans which could reasonably be expected to result in any liability of TIG, any of its Subsidiaries, or any TIG ERISA Affiliate to any Governmental Entity, any Multiemployer Plan, any Multiple Employer Welfare Arrangement, any Multiple Employer Plan, any participant in a TIG Benefit Plan, or any other party.

(k)          None of TIG and its Subsidiaries nor any TIG ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the TIG Benefit Plans or their related trusts, TIG, any of its Subsidiaries, any TIG ERISA Affiliate or any person that TIG or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of TIG, any of its Subsidiaries, or any TIG ERISA Affiliate, or result in any limitation on the right of TIG, any of its Subsidiaries, or any TIG ERISA Affiliate, to amend, merge, terminate or receive a reversion of assets from any TIG Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by TIG, any of its Subsidiaries or any TIG ERISA Affiliate, in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or will not be deductible under Section 162(m) of the Code. None of TIG and its Subsidiaries nor any TIG ERISA Affiliate maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require TIG, any of its Subsidiaries, or any TIG ERISA Affiliate to establish or make any contribution to a rabbi trust or similar funding vehicle. No TIG Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise. TIG has made available to BayCom copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby and TIG shall provide updated Section 280G calculations to BayCom at least five (5) days prior to the Closing Date.

(m)         There are no pending or, to TIG’s knowledge, threatened material labor grievances or unfair labor practice claims or charges against TIG or any of its Subsidiaries, or any TIG ERISA Affiliate, or any strikes or other labor disputes against TIG any of its Subsidiaries or any TIG ERISA Affiliate. None of TIG and its Subsidiaries nor any TIG ERISA Affiliate is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of TIG, any of its Subsidiaries or any TIG ERISA Affiliate and, to the knowledge of TIG, there are no organizing efforts by any union or other group seeking to represent any employees of TIG, any of its Subsidiaries, or any TIG ERISA Affiliate.

(n)          With regard to the TIG Benefit Plans, none of TIG and its Subsidiaries nor any TIG ERISA Affiliate has any liabilities to employees or former employees that are not reflected in the TIG Benefit Plans.

(o)          No condition exists as a result of which TIG or any of its Subsidiaries, or any TIG ERISA Affiliate would have any liability, whether absolute or contingent, under any TIG Benefit Plan with respect to any misclassification of a person performing services for TIG, any of its Subsidiaries, or any TIG ERISA Affiliate as an independent contractor rather than as an employee. All individuals participating in the TIG Benefit Plans are in fact eligible and authorized to participate in such TIG Benefit Plan.

3.12         Compliance with Applicable Law.

(a)          TIG and each of its Subsidiaries hold, and TIG, since the date of its incorporation and each Subsidiary, at all times since January 1, 2016, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of TIG, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. To the knowledge of TIG, TIG and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to TIG or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. FSB has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of TIG, or its Subsidiaries, or to the knowledge of TIG, any director, officer, employee, agent or other person acting on behalf of TIG or any of its Subsidiaries has, directly or indirectly, (i) used any funds of TIG or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of TIG or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, the Iran Threat Reduction and Syria Human Rights Act of 2012 or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of TIG or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of TIG or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for TIG or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for TIG or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

3.13         Certain Contracts.

(a)          Except as set forth in Section 3.13(a) of the TIG Disclosure Schedule, as of the date hereof, neither TIG nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the execution or delivery of this Agreement, TIG Shareholder Approval or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from BayCom, TIG, the Surviving Company, or any of their respective Subsidiaries to any director, officer, employee or independent contractor thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by TIG or any of its Subsidiaries or affiliates or their respective ability to engage, employ, or provide products and services to, any person, or upon consummation of the Merger or the Bank Merger will restrict the ability of the Surviving Company or any of its Subsidiaries or affiliates to do so, (v) in respect of any collective bargaining or similar agreement, with or to a labor union or guild, (vi) (including any TIG Benefit Plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, TIG Shareholder Approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by TIG or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of TIG or its Subsidiaries, (ix) that involves the payment by TIG or any of its Subsidiaries of more than $15,000 per annum or $50,000 in the aggregate (other than any such contracts which are terminable by TIG or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), (x) that pertains to the leasing of real property, (xi) that obligates TIG or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis, (xii) that imposes potential recourse obligations on TIG or any of its Subsidiaries in connection with sale of loans or loan participations (other than as a result of the breach of customary representations, warranties or covenants), (xiii) for the subservicing of loans, or (xiv) that provides for contractual indemnification to any director, officer, employee or independent contractor. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the TIG Disclosure Schedule, is referred to herein as a “TIG Contract,” and neither TIG nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(b)          To the knowledge of TIG, (i) each TIG Contract is valid and binding on TIG or one of its Subsidiaries, as applicable, and in full force and effect, (ii) TIG and each of its Subsidiaries has performed all material obligations required to be performed by it under each TIG Contract, (iii) each third-party counterparty to each TIG Contract has performed all material obligations required to be performed by it under such TIG Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of TIG or any of its Subsidiaries under any such TIG Contract.

(c)          Neither TIG nor any TIG Subsidiary is a party to any oral or written (A) consulting agreement not terminable without penalty on thirty (30) days’ or less notice, or (B) agreement which requires the payment of referral fees or commissions or other fees in connection with deposits, loans or any other business.

3.14         Agreements with Regulatory Agencies. Neither TIG nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2016, a recipient of any supervisory letter from, or since January 1, 2016, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that (with respect to any of the foregoing) currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the TIG Disclosure Schedule, a (“TIG Regulatory Agreement”), nor has TIG or any of its Subsidiaries been advised since January 1, 2016, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such TIG Regulatory Agreement.

3.15         Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of TIG, any of its Subsidiaries or for the account of a customer of TIG or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of TIG or one of its Subsidiaries enforceable in accordance with their terms, subject to the Enforceability Exception, and are in full force and effect. TIG and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to TIG’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16         Environmental Matters. To the knowledge of TIG, TIG and its Subsidiaries are in material compliance, and have at all times materially complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of TIG, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose on TIG or any of its Subsidiaries any liability or obligation arising under any Environmental Law, pending or, to the knowledge of TIG, threatened against TIG or any of its Subsidiaries. To the knowledge of TIG, there is no reasonable basis for any such proceeding, claim, action or governmental investigation. Neither TIG nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing. To the knowledge of TIG, there are no underground storage tanks located at any TIG Real Property (as defined in Section 3.18).

3.17         Investment Securities, and Commodities.

(a)          Each of TIG and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of TIG or its Subsidiaries. Such securities and commodities are valued on the books of TIG in accordance with GAAP.

(b)          TIG and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that TIG believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, TIG has made available to BayCom the material terms of such policies, practices and procedures.

3.18         Title. TIG or a TIG Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the TIG Financial Statements as being owned by TIG or a TIG Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “TIG Owned Properties”), free and clear of all Liens except those Liens reflected in the most financial statements included in the TIG Financial Statements, and (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such TIG Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “TIG Leased Properties” and, collectively with the TIG Owned Properties, the “TIG Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to TIG’s knowledge, the lessor. There are no pending or, to the knowledge of TIG, threatened condemnation proceedings against any TIG Real Property. TIG or a TIG Subsidiary has good and marketable title to the other assets reflected in the most recent audited balance sheet included in the TIG Financial Statements as being owned by TIG or a TIG Subsidiary or acquired after the date thereof (except assets sold or disposed of since the date thereof), free and clear of any Liens other than (x) Permitted Encumbrances, (y) Liens securing FHLB advances and other borrowings (including capital lease obligations, if any) (“Monetary Liens”) reflected on such balance sheet or the notes thereto and (z) Monetary Liens, if any, with respect to assets acquired after the date of such balance sheet.

3.19         Intellectual Property.

(a)          TIG and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on TIG: (i) (A) the use of any Intellectual Property by TIG and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which TIG or any TIG Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to TIG that TIG or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii) no person or entity is challenging, infringing on or otherwise violating any right of TIG or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to TIG or its Subsidiaries, and (iii) neither TIG nor any TIG Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by TIG or any TIG Subsidiary, and TIG and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by TIG and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; computer programs, whether in source code or object code form (including any and all software implementation algorithms), databases and compilations (including any and all data and collections of data); and any similar intellectual property or proprietary rights.

(b)          To the knowledge of TIG, the IT Assets operate and perform as required by TIG and its Subsidiaries in connection with their respective businesses and have not malfunctioned or failed within the past three (3) years. To the knowledge of TIG, the IT Assets do not contain any “time bombs”, “Trojan horses”, “back doors”, “trap doors”, “worms”, viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets or (ii) otherwise adversely affect the functionality of the IT Assets. To the knowledge of TIG, no person has gained unauthorized access to the IT Assets. To the knowledge of TIG, TIG and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other contracts. TIG and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology. TIG and its Subsidiaries take reasonable measures, which are to the knowledge of TIG, adequate to comply with all applicable law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data. For purposes of this Agreement, “IT Assets” means the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines, and all other information technology equipment, and all associated documentation of a party and its Subsidiaries.

3.20         Related Party Transactions. Except as set forth in Section 3.20 of the TIG Disclosure Schedule, there are no “covered transactions” between FSB or any of its Subsidiaries and any “affiliate” (as those terms are defined in Section 23A of the Federal Reserve Act) and there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions between TIG or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Securities and Exchange Act of 1934 (“Exchange Act”) of TIG or any of its Subsidiaries, or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the issued and outstanding TIG Common Stock (or such person’s immediate family members or entities controlled by such person) (other than Subsidiaries of TIG), on the other hand, except those of a type available to employees of TIG or its Subsidiaries generally or those related to compensation solely resulting from an employment relationship.

3.21         State Takeover Laws. Either this Agreement and the transactions contemplated hereby are exempt from, or the Board of Directors of TIG has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”) applicable to TIG or any of its Subsidiaries.

3.22         Reorganization. Neither TIG nor any TIG Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23         Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of TIG has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Vining-Sparks Community Bank Advisory Group, to the effect that, as of the date thereof and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration is fair from a financial point of view to the holders of TIG Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24         TIG Information. The information relating to TIG and its Subsidiaries which is provided by TIG or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

3.25         Loan Portfolio.

(a)          Except as set forth in Section 3.25(a) of the TIG Disclosure Schedule, neither TIG nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which TIG or any TIG Subsidiary is a creditor which, as of May 31, 2019, was over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of TIG or any of its Subsidiaries, or to the knowledge of TIG, any entity directly or indirectly controlled by any of the foregoing. Set forth in Section 3.25(a) of the TIG Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of TIG and its Subsidiaries that, as of May 31, 2019, were classified by TIG as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of TIG or any of its Subsidiaries that, as of May 31, 2019, was classified as “Other Real Estate Owned” and the book value thereof.

(b)          To the knowledge of TIG, each Loan of TIG and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of TIG and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)          Each outstanding Loan originated, administered and/or serviced by TIG or any of its Subsidiaries was originated, administered and/or serviced, by TIG or a TIG Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of TIG and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)          With respect to Loans serviced by TIG or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements and (ii) there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years.

(e)          Except as set forth in Section 3.25(e) of the TIG Disclosure Schedule, none of the agreements pursuant to which TIG or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)          There are no outstanding Loans made by TIG or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of TIG or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)          Neither TIG nor any of its Subsidiaries is now nor has it been since January 1, 2016, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

(h)          Except as set forth in Section 3.6 or in the foregoing provisions of Section 3.25, no representation or warranty is made with respect to the adequacy of the collateral or to the collectability of any loan or extension of credit by TIG or any TIG Subsidiary.

3.26         Insurance. (a) TIG and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of TIG reasonably has determined to be prudent and consistent with industry practice, and TIG and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of TIG and its Subsidiaries, TIG or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27         Fiduciary Business. Each of TIG and each TIG Subsidiary has properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance in all material respects with the terms of the applicable governing documents and applicable laws and regulations.

3.28         Books and Records. The corporate record books (in all material respects) and stock (ownership) record books (in all respects) of TIG and its Subsidiaries are complete and accurate and reflect all meetings, consents, other actions of the board of directors and shareholders (owners) of TIG and its Subsidiaries, and all transactions that have been reported to TIG or its transfer agent relating to the capital stock and ownership interests (including profit interests) in such entities.

3.29         Indemnification. To the knowledge of TIG, no action or failure to take action by any present or former director, officer, employee or agent of TIG or any of its Subsidiaries has occurred which is expected to give rise to a claim by any such individual for indemnification from TIG or any of its Subsidiaries.

3.30         Regulatory Approval. To the knowledge of TIG, as of the date of this Agreement, there do not exist any facts or circumstances that may prevent or unreasonably delay BayCom's or United Business Bank's receipt of the required regulatory approvals for the transactions contemplated by this Agreement, including any Community Reinvestment Act (“CRA”) issues, anticompetitive issues, anti-money laundering compliance issues or other bank regulatory compliance issues affecting TIG or FSB or their respective officers, directors or controlling shareholders.

3.31         Completeness of Representations. No representation or warranty made by or with respect to TIG or its Subsidiaries in this Agreement (or in the TIG Disclosure Schedules) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement (or in such TIG Disclosure Schedules) or in such representation or warranty not misleading. No investigation by BayCom of the business and affairs of TIG will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BAYCOM

Except (i) as disclosed in the disclosure schedule delivered by BayCom to TIG concurrently herewith (the “BayCom Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the BayCom Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by BayCom that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on BayCom, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any BayCom Reports (as defined in Section 4.11) filed with the SEC by BayCom prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), BayCom hereby represents and warrants to TIG as follows:

4.1           Corporate Organization.

(a)          BayCom is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is a bank holding company duly registered under the BHC Act.  BayCom has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BayCom.  True and complete copies of the articles of incorporation of BayCom (the “BayCom Articles”) and the bylaws of BayCom (the “BayCom Bylaws”), as in effect as of the date of this Agreement, have previously been made available by BayCom to TIG.

(b)          Each Subsidiary of BayCom (a “BayCom Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on BayCom, and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of BayCom to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of United Business Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 4.1(b) of the BayCom Disclosure Schedule sets forth a true and complete list of all Subsidiaries of BayCom as of the date hereof. United Business Bank is not in material violation of any of its organizational documents.

4.2           Capitalization.

(a)          The authorized capital stock of BayCom consists of 100,000,000 shares of BayCom Common Stock, and 10,000,000 shares of preferred stock, no par value per share, of which no shares of preferred stock are issued or outstanding.  As of May 31, 2019, there were (i)  12,052,266 shares of BayCom Common Stock issued and outstanding, including 148,548 shares of BayCom Common Stock granted in respect of outstanding awards of restricted BayCom Common Stock under the BayCom Stock Plans (as defined below) (a “BayCom Restricted Stock Award”), (ii) 283,235 shares of BayCom Common Stock reserved for issuance pursuant to future grants under the BayCom Stock Plans, and (iii) no other shares of capital stock or other voting securities of BayCom issued, reserved for issuance or outstanding.  As used herein, the “BayCom Stock Plans” means all employee and director equity incentive plans of BayCom in effect as of the date of this Agreement.  All of the issued and outstanding shares of BayCom Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of BayCom may vote.  Other than BayCom Restricted Stock Awards issued prior to the date of this Agreement, as of the date hereof, except as set forth in Section 4.2 (a) of the BayCom Disclosure Schedule, there were no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating BayCom to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of BayCom Common Stock or any other of its securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the BayCom Common Stock.  Other than the BayCom Restricted Stock Awards outstanding on the date of this Agreement, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of BayCom or any of its Subsidiaries) are outstanding on the date of this Agreement.

(b)          BayCom owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the BayCom Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to United Business Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No BayCom Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3           Authority; No Violation.

(a)          BayCom has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of BayCom and no other corporate action on the part of BayCom is necessary to approve the Merger.  This Agreement has been duly and validly executed and delivered by BayCom and (assuming due authorization, execution and delivery by TIG) constitutes a valid and binding obligation of BayCom, enforceable against BayCom in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exception).  The BayCom Common Stock to be issued in the Merger have been validly authorized by the Board of Directors of BayCom and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of BayCom will have any preemptive right or similar rights in respect thereof.

(b)          Neither the execution and delivery of this Agreement by BayCom or the Bank Plan of Merger by United Business Bank, nor the consummation of the Merger by BayCom or the Bank Merger by United Business Bank, nor compliance by BayCom or United Business Bank with any of the terms of this Agreement or the Bank Plan of Merger, will (i) violate any provision of the BayCom Articles or BayCom Bylaws or the organization or governing documents of any BayCom Subsidiary, or (ii) assuming that the filings, notices, consents and approvals referred to in Section 4.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BayCom, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of BayCom or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which BayCom or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

4.4           Consents and Approvals. Except for the filings, notices, consents and approvals referred to in Section 3.4 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by BayCom of this Agreement or (ii) the consummation by BayCom of the Merger and the consummation by United Business Bank of the Bank Merger. As of the date hereof, BayCom is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5           Reports. To the knowledge of BayCom, it and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2016 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of BayCom and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of BayCom, investigation into the business or operations of BayCom or any of its Subsidiaries since January 1, 2016. To the knowledge of BayCom, (a) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of BayCom or any of its Subsidiaries and (b) has been no formal or informal inquiries by, or disagreements or disputes with any Regulatory Agency with respect to business, operations, policies or procedures of BayCom or any of its Subsidiaries since January 1, 2016.

4.6           Financial Statements and Internal Controls.

(a)          The financial statements of BayCom and its Subsidiaries included (or incorporated by reference) in the BayCom Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of BayCom and its Subsidiaries, (ii) fairly present in accordance with GAAP the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of BayCom and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and the absence of notes), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of BayCom and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.  Moss Adams LLP has not resigned (or informed BayCom that it intends to resign) or been dismissed as independent public accountants of BayCom as a result of or in connection with any disagreements with BayCom on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          As of the date of this Agreement, neither BayCom nor any of its Subsidiaries has any liability, obligation or loss contingency of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that is required to be reflected or reserved against on a balance sheet (or notes thereto) prepared in accordance with GAAP, except for those liabilities, obligations or loss contingencies that are reflected or reserved against on the consolidated balance sheet of BayCom included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 (including any notes thereto) and for liabilities, obligations or loss contingencies incurred in the ordinary course of business consistent with past practice since March 31, 2019, or related to or in connection with this Agreement, the transactions contemplated hereby, or the recent acquisition of Uniti Financial Corporation and its subsidiaries.

(c)          The records, systems, controls, data and information of BayCom and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BayCom or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on BayCom.  BayCom (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to BayCom, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of BayCom by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to BayCom’s outside auditors and the audit committee of BayCom’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect BayCom’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in BayCom’s internal controls over financial reporting.  These disclosures were made in writing by management to BayCom’s auditors and audit committee.  There is no reason to believe that BayCom’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)          Since January 1, 2016, (i) neither BayCom nor any of its Subsidiaries, nor, to the knowledge of BayCom, any director, officer, employee, auditor, accountant or representative of BayCom or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of BayCom or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that BayCom or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing BayCom or any of its Subsidiaries, or other person, whether or not employed by BayCom or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty, material violation of banking or other laws, or similar material violation by BayCom, or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of BayCom or any of its Subsidiaries or any committee thereof. The phrase “to the knowledge of BayCom” or any similar phrase means the actual knowledge of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or Chief Credit Officer of BayCom or United Business Bank, after reasonable inquiry.

4.7           Absence of Certain Changes or Events.

(a)          Since December 31, 2018, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BayCom.

(b)          Since December 31, 2018 to the date of this Agreement, other than completing the acquisition of Uniti Financial Corporation and its subsidiaries and entering into this Agreement, or in connection with this Agreement or the transactions contemplated hereby, BayCom and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.8           Legal Proceedings.

(a)          Neither BayCom nor any of its Subsidiaries is a party to any, and there are no pending or, to BayCom’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BayCom or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on BayCom, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)          There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon BayCom, any of its Subsidiaries or the assets of BayCom or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Company or any of its Subsidiaries or affiliates).

4.9           Taxes and Tax Returns. Each of BayCom and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, except for jurisdictions where neither BayCom nor any of its Subsidiaries would have any material Tax Liability. All such Tax Returns are true, correct, and complete in all material respects.  All Taxes of BayCom and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of BayCom and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither BayCom nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of BayCom and its Subsidiaries for all years to and including the tax year ended December 31, 2014 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither BayCom nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of BayCom or its Subsidiaries or the assets of BayCom or its Subsidiaries.  BayCom has made available to TIG true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  Neither BayCom nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among BayCom and its Subsidiaries).  Neither BayCom nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither BayCom nor any of its Subsidiaries has participated in a “reportable or listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).  At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has BayCom been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.10         Employees.

(a)          As used in this Agreement, the term “BayCom Benefit Plans” means all equity, incentive, deferred compensation, medical or life insurance, retirement, or other benefit plans, programs or arrangements with respect to which BayCom, any BayCom Subsidiary, or any trade or business of BayCom or any of its Subsidiaries, whether or not incorporated, all of which together with BayCom would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “BayCom ERISA Affiliate”), that are currently available to employees joining BayCom or any of its Subsidiaries or any BayCom ERISA Affiliate.

(b)          Each BayCom Benefit Plan has been established, operated and administered in all material respects substantially in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(c)           No BayCom Benefit Plan is subject to Title IV or Section 302 of ERISA.

(d)          All contributions required to be made to any BayCom Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any BayCom Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of BayCom.

(e)          There are no pending or, to the knowledge of BayCom, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to BayCom’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any BayCom Benefit Plan, any fiduciaries thereof with respect to their duties to a BayCom Benefit Plan or the assets of any trust under any BayCom Benefit Plan which could reasonably be expected to result in any material liability of BayCom or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a BayCom Benefit Plan, or any other party.

(f)          There are no pending or, to BayCom’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against BayCom or any of its Subsidiaries, or any strikes or other labor disputes against BayCom or any of its Subsidiaries.  Neither BayCom nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of BayCom or any of its Subsidiaries and, to the knowledge of BayCom, there are no organizing efforts by any union or other group seeking to represent any employees of BayCom or any of its Subsidiaries.

4.11         SEC Reports. BayCom has previously made available to TIG an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2018 and prior to the date hereof by BayCom pursuant to the Securities Act or the Exchange Act (the “BayCom Reports”) and (b) communication mailed by BayCom to its shareholders since January 1, 2018 and prior to the date hereof, and no such BayCom Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  All BayCom Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of BayCom has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the BayCom Reports.

4.12         Compliance with Applicable Law. BayCom and each of its Subsidiaries hold, and have at all times since January 1, 2016, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of BayCom, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  To the knowledge of BayCom, BayCom and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to BayCom or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  United Business Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of BayCom, or its Subsidiaries, or to the knowledge of BayCom, any director, officer, employee, agent or other person acting on behalf of BayCom or any of its Subsidiaries has, directly or indirectly, (i) used any funds of BayCom or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of BayCom or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, the Iran Threat Reduction and Syria Human Rights Act of 2012 or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of BayCom or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of BayCom or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for BayCom or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for BayCom or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

4.13         Agreements with Regulatory Agencies. Neither BayCom nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity, that (with respect to any of the foregoing) currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the BayCom Disclosure Schedule, a “BayCom Regulatory Agreement”), nor has BayCom or any of its Subsidiaries been advised since January 1, 2016, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such BayCom Regulatory Agreement.

4.14         Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of BayCom, any of its Subsidiaries or for the account of a customer of BayCom or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of BayCom or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exception), and are in full force and effect.  BayCom and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to BayCom’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.15         Environmental Matters. To the knowledge of BayCom, except as would not reasonably be expected to have a Material Adverse Effect on BayCom, BayCom and its Subsidiaries are in compliance, and have complied, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of BayCom, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on BayCom or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, pending or threatened against BayCom or any of its Subsidiaries.  To the knowledge of BayCom, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither BayCom nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with Governmental Entity or third party imposing any liability or obligation with respect to the foregoing.

4.16         Investment Securities and Commodities.

(a)          Each of BayCom and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of BayCom or its Subsidiaries.  Such securities and commodities are valued on the books of BayCom in accordance with GAAP.

(b)          BayCom and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that BayCom believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, BayCom has made available to TIG the material terms of such policies, practices and procedures.

4.17         Title. BayCom or a BayCom Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the BayCom Reports as being owned by BayCom or a BayCom Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “BayCom Owned Properties”), free and clear of all Liens, except for Liens reflected in the BayCom Reports and Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such BayCom Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “BayCom Leased Properties” and, collectively with the BayCom Owned Properties, the “BayCom Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to BayCom’s knowledge, the lessor.  There are no pending or, to the knowledge of BayCom, threatened condemnation proceedings against any BayCom Real Property. BayCom or a BayCom Subsidiary has good and marketable title to the other assets reflected in the most recent audited balance sheet included in the BayCom Reports as being owned by BayCom or a BayCom Subsidiary or acquired after the date hereof (except assets sold or disposed of since the date thereof), free and clear of any Liens other than (x) Permitted Encumbrances, (y) Monetary Liens reflected on such balance sheet or the notes thereto and (z) Monetary Liens, if any, with respect to assets acquired after the date of such balance sheet.

4.18         Intellectual Property.

(a)          BayCom and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BayCom: (i) (A)  the use of any Intellectual Property by BayCom and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which BayCom or any BayCom Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to BayCom that BayCom or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii)  no person or entity is challenging, infringing on or otherwise violating any right of BayCom or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to BayCom or its Subsidiaries, and (iii) neither BayCom nor any BayCom Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by BayCom or any BayCom Subsidiary, and BayCom and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by BayCom and its Subsidiaries.

(b)          To the knowledge of BayCom, the IT Assets operate and perform as required by BayCom and its Subsidiaries in connection with their respective businesses, and have not malfunctioned or failed within the past three (3) years. To the knowledge of BayCom, the IT Assets do not contain any “time bombs”, “Trojan horses”, “back doors”, “trap doors”, “worms”, viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets or (ii) otherwise adversely affect the functionality of the IT Assets. To the knowledge of BayCom, no person has gained unauthorized access to the IT Assets. To the knowledge of BayCom, BayCom and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other contracts. BayCom and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology. BayCom and its Subsidiaries take reasonable measures, which are to the knowledge of BayCom, adequate to comply with all applicable law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data.

4.19         Reorganization.  Neither BayCom nor any BayCom Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.20         BayCom Information.  The information relating to BayCom and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to BayCom and its Subsidiaries that is provided by BayCom or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and will comply in all materials respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder  The Form S-4 (except for such portions thereof that relate only to TIG or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.21         Loan Portfolio.

(a)          Except as set forth in Section 4.21(a) of the BayCom Disclosure Schedule, neither BayCom nor any of its Subsidiaries is a party to any Loan in which BayCom or any Subsidiary of BayCom is a creditor which, as of May 31, 2019, was over ninety (90) days or more delinquent in payment of principal or interest.  Set forth in Section 4.21(a) of the BayCom Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of BayCom and its Subsidiaries that, as of May 31, 2019, were classified by BayCom as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of BayCom or any of its Subsidiaries that, as of May 31, 2019, was classified as “Other Real Estate Owned” and the book value thereof.

(b)          To BayCom’s knowledge, each Loan of BayCom and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of BayCom and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)          To the knowledge of BayCom, each outstanding Loan originated, administered and/or serviced by BayCom or any of its Subsidiaries was originated, administered and/or serviced, by BayCom or a BayCom Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of BayCom and its Subsidiaries and with all applicable federal, state and local laws, regulations and rules.

(d)          None of the agreements pursuant to which BayCom or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)          There are no outstanding Loans made by BayCom or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of BayCom or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)          Neither BayCom nor any of its Subsidiaries is now nor has it been since January 1, 2016 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

(g)          Except as set forth in Section 4.6 or in the foregoing provisions of Section 4.21, no representation or warranty is made with respect to the adequacy of the collateral or to the collectability of any loan or extension of credit by BayCom or any BayCom Subsidiary.

4.22         Insurance. Except as would not reasonably be expected to have a Material Adverse Effect on BayCom, (a) BayCom and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of BayCom reasonably has determined to be prudent and consistent with industry practice, and BayCom and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of BayCom and its Subsidiaries, BayCom or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.23         Regulatory Approval. To the knowledge of BayCom, as of the date of this Agreement, there do not exist any facts or circumstances that may prevent or unreasonably delay BayCom's or United Business Bank's receipt of the required regulatory approvals for the transactions contemplated by this Agreement, including any CRA issues, anticompetitive issues, anti-money laundering compliance issues or other bank regulatory compliance issues affecting BayCom or United Business Bank or their respective officers, directors or controlling shareholders.

4.24         No Financing Contingencies. There are no conditions or contingencies to financing BayCom's obligations under this Agreement.

4.25         Pro Forma Capital Requirements. BayCom and United Business Bank are as of the date of this Agreement, and will be immediately following the Closing, in compliance with all capital requirements, standards and ratios required by each Regulatory Agency having jurisdiction over them.

4.26         Completeness of Representations. No representation or warranty made by or with respect to BayCom or its Subsidiaries in this Agreement (or in the BayCom Disclosure Schedules) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement (or in such BayCom Disclosure Schedules) or in such representation or warranty not misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1           TIG Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of BayCom, during the period from the date of this Agreement to the Effective Time, TIG shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of TIG or BayCom or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals (as defined in Section 7.1(e)) or to consummate the transactions contemplated hereby.

5.2           TIG Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable law or a Governmental Entity, TIG shall not, and shall not permit any of its Subsidiaries to without the prior written consent of BayCom (which shall not be unreasonably withheld or delayed with respect to subsections (h), (m), (n),(o) or (s)):

(a)          Equity Securities. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, other equity-based awards, convertible securities or other similar arrangements; or commitment to acquire any shares of the capital stock or other ownership interests except upon the exercise of TIG Stock Options that are outstanding as of the date of this Agreement.

(b)          Other Securities. Issue any other capital securities, including trust preferred or other similar securities, indebtedness with voting rights, or other securities, debentures or subordinated notes.

(c)          Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to TIG or to another wholly owned TIG Subsidiary; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or rights with respect to the foregoing.

(d)          Compensation; Employment, Etc. Enter into, amend, renew or accelerate the vesting or payment under, any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements, arrangements or benefit plans with any current or former director, officer or employee or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), except (i) for other changes that are required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof as described and set forth in Section 5.2(d) of the TIG Disclosure Schedule, or (iii) normal annual merit salary increases made in the ordinary course of business consistent in amount and timing with past practices to employees (other than executive officers).

(e)          Hiring. Hire any person as an employee of or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof as described and set forth in Section 5.2(e) of the TIG Disclosure Schedule or (ii) to fill any vacancies arising after the date hereof and whose employment is terminable at will and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the transactions contemplated hereby or the consummation thereof.

(f)          Benefit Plans. Enter into, establish, adopt, modify or amend (except as may be required to conform to applicable law), renew, or terminate any TIG Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder, other than as may be contemplated by the terms of this Agreement.

(g)          Dispositions. Sell, transfer, mortgage, lease or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value or with respect to Other Real Estate Owned and related properties in the ordinary course and at a price determined to be reasonable under the circumstances; or sell or transfer any portion of its deposit liabilities.

(h)          Certain Agreements, Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property, Intellectual Property or IT Assets other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice; or permit to lapse its rights in any material Intellectual Property or IT Assets, provided that prior to committing to enter into, modify, amend or renew any such agreement with annual payments in excess of fifteen thousand dollars ($15,000), FSB shall provide the Chief Operating Officer of United Business Bank or her designee with a copy of the agreement. FSB shall consider any comments that may be raised by United Business Bank within two (2) business days after the agreement is delivered to such individual.

(i)          Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any person or entity.

(j)          Loans, Loan Participations and Servicing Rights. Sell or acquire any Loans (excluding originations) or Loan participations, except in the ordinary course of business consistent with past practice.

(k)          Governing Documents. Amend its organizational documents (or similar governing documents).

(l)          Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(m)         Contracts. Enter into or terminate any TIG Contract or amend or modify in any material respect or renew any existing TIG Contract.

(n)          Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of fifteen thousand dollars ($15,000) (exclusive of any amounts paid directly or reimbursed to TIG or any of its Subsidiaries under any insurance policy maintained by TIG or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to TIG and its Subsidiaries, taken as a whole.

(o)          Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither TIG nor any of its Subsidiaries shall be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.

(p)          Deposit Taking and Other Bank Activities. In the case of FSB (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(q)          Investments. Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account other than investment securities with an “AA” rating or better with a projected average life of less than four (4) years in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; or enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.

(r)          Capital Expenditures. Purchase or lease any fixed assets where the amount paid or committed therefor is in excess of twenty-five thousand dollars ($25,000) individually or fifty thousand dollars ($50,000) in the aggregate, except for emergency repairs or replacements.

(s)          Lending. (i) Make any material changes in its policies concerning Loan underwriting or which classes of persons may approve Loans or approve exceptions to Loan policies in effect during calendar year 2019; or (ii) make, renew, modify or extend any Loans or extensions of credit except in the ordinary course of business consistent with past practice and FSB’s existing lending policies as of the date of this Agreement, provided that (a) any unsecured Loan or extension of credit in excess of two hundred fifty thousand dollars ($250,000), (b) any secured Loan or extension of credit in excess of three million dollars ($3,000,000) and (c) any Loan or extension of credit that would result in FSB’s aggregate direct or indirect exposure to the borrowing relationship exceeding three million dollars ($3,000,000), prior to committing to make, renew, modify or extend such Loan, FSB shall provide the Chief Credit Officer of United Business Bank or his designee with a copy of the loan underwriting analysis and credit memo of FSB with respect to such Loan (the “Loan Package”) via email to: dfunkhouser@ubb-us.com and cschroeder@ubb-us.com. FSB shall consider any comments that may be raised by United Business Bank within two (2) business days after the Loan Package is so delivered and if no comments are received by FBS within such time period the Loan Package shall be deemed approved.

(t)          Joint Ventures and Real Estate Development Operations. Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.

(u)          Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code; (ii) any of TIG’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained therein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.

(v)         Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(w)          Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person or entity, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(r).

(x)          Liens. Subject any of its assets or properties to any Lien (other than in connection with securing advances, repurchase agreements and other borrowings from the FHLB and transactions in “federal funds”).

(y)          Charitable Contributions. Make any charitable or similar contributions, except consistent with past practice and in amounts not to exceed ten thousand dollars ($10,000) individually, and thirty thousand dollars ($30,000) in the aggregate.

(z)          New Lines of Business. Develop, market or implement any new line of business.

(aa)         Tax Matters. Make, change or revoke any tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any liability with respect to disputed Taxes.

(bb)         Performance of Obligations. Take any action that is likely to materially impair TIG’s ability to perform any of its obligations under this Agreement or FSB to perform any of its obligations under the Bank Plan of Merger.

(cc)         Commitments. Agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary contained in this Agreement, TIG will use its reasonable good faith efforts to consult with (but shall not have to obtain the approval of) BayCom before engaging in any activities involving any material changes, not contemplated by TIG’s annual budget or TIG’s strategic plan (a true and correct copy of which has been provided to BayCom), to TIG’s (i) interest rate risk strategies; (ii) asset liability management; (iii) investment strategy; or (iv) funding strategy, including any changes in investments or funding that would constitute a deviation from current approved policies and internal limitations on investment and funding and any material increases or decreases in total investments or total borrowings. TIG agrees to meet at least monthly with BayCom to discuss the status of the forgoing matters.

5.3           BayCom Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of TIG, during the period from the date of this Agreement to the Effective Time, BayCom shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of TIG or BayCom or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals or to consummate the transactions contemplated hereby.

5.4           BayCom Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of TIG during the period from the date of this Agreement to the Effective Time, BayCom shall not, and shall not permit any of its Subsidiaries to:

(a)          Governing Documents. Amend the BayCom Articles or BayCom Bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of TIG Common Stock (upon their receipt of BayCom Common Stock in the Merger).

(b)          Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code; (ii) any of BayCom’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained herein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.

(c)          Performance Obligations. Take any action that is likely to materially impair BayCom’s ability to perform any of its obligations under this Agreement or United Business Bank to perform any of its obligations under the Bank Plan of Merger.

(d)          Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1           Regulatory Matters.

(a)          As promptly as practicable following the date of this Agreement, BayCom shall prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by BayCom and TIG, will be included. Each of BayCom and TIG shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. BayCom shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, TIG shall thereafter mail or deliver the Proxy Statement to its shareholders. BayCom shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and TIG shall furnish all information concerning TIG and the holders of TIG Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to TIG or BayCom, or any of their respective affiliates, directors or officers, should be discovered by TIG or BayCom that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to TIG’s shareholders.

(b)          In addition to their obligations pursuant to Section 6.1(a), TIG and BayCom shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings. BayCom shall advise TIG, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of BayCom Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of TIG and BayCom, which approval shall not be unreasonably withheld, delayed or conditioned.

(c)          Subject to the terms and conditions set forth in this Agreement, BayCom and TIG shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of TIG (in the case of BayCom) or BayCom (in the case of TIG) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, expirations or terminations of waiting periods under antitrust laws, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain expirations or terminations of waiting periods under antitrust laws, an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or other Governmental Entities. TIG and BayCom shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to TIG or BayCom, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, (i) BayCom shall furnish TIG and its legal counsel for review and comment draft copies of the public portions of BayCom's and United Business Bank's applications to banking Regulatory Agencies at least three (3) business days prior to filing such applications, and (ii) as promptly as possible, but in no event later than twenty (20) business days after the date of this Agreement (subject to timely cooperation and provision of information by TIG and its legal counsel), BayCom shall make all required applications and filings with banking Regulatory Agencies for approval of the Merger and the Bank Merger, and shall furnish copies of the public portions of such applications and filings to TIG and its legal counsel within three business days after such filings. In addition, BayCom shall furnish to TIG and its legal counsel within three business days after BayCom's receipt thereof, copies of all non-confidential correspondence from banking Regulatory Agencies with respect to such applications and filings.

(d)          Each of BayCom and TIG shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of BayCom, TIG or any of their respective Subsidiaries to any Regulatory Agency or other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)          Each of BayCom and TIG shall promptly advise the other upon receiving any communication from any Regulatory Agency or other Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.1(e)).

6.2           Access to Information; Current Information.

(a)          Upon reasonable notice and subject to applicable laws, each of BayCom and TIG, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, IT Assets, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of BayCom and TIG shall, and shall cause its respective Subsidiaries to, make available to the other party, all other information concerning its business, properties and personnel as such party may reasonably request. TIG shall also provide the officers of BayCom and/or United Business Bank with access to the lending personnel of FSB relating to post Merger duties, responsibilities and potential contractual arrangements to be effective on or after the Effective Time. Neither BayCom nor TIG nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of BayCom’s or TIG’s, as the case may be, customers, jeopardize the attorney-client privilege of the party in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)          Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, TIG shall, upon the request of BayCom, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of BayCom regarding the financial condition, operations and business of TIG and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. FSB shall also provide the Chief Credit Officer of United Business Bank or his or her designee with all materials provided to members of TIG Bank’s loan (or similar) committee within two (2) business days following the meeting of such committee. As soon as reasonably available, but in no event more than five (5) business days after filing, TIG will deliver to BayCom all reports filed by it or any of its Subsidiaries with any Regulatory Agency or other Governmental Entity subsequent to the date hereof including all FSB Call Reports and regulatory information filed with the Federal Reserve Board, the FDIC and the CDB. TIG will also deliver to BayCom as soon as practicable all quarterly and annual financial statements of TIG and its Subsidiaries prepared with respect to periods ending on or after June 30, 2019. As soon as practicable after the end of each month, TIG will deliver to BayCom in electronic form (i) the monthly deposit and loan trial balances of TIG Bank, (ii) the monthly analysis of TIG Bank’s investment portfolio, (iii) monthly balance sheet and income statement of TIG and its Subsidiaries, and (iv) to the extent available, an update of all of the information set forth in Section 3.25(a) of the TIG Disclosure Schedule for the then current period.

(c)          During the period from the date hereof to the Effective Time, TIG shall provide BayCom with board or committee packages and minutes of meetings of the boards of directors or committees thereof of TIG and FSB within a reasonable period following any board or committee meeting; provided however, that the board and committee packages and minutes provided to BayCom may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.7(e)), (ii) any materials if the disclosure of such materials to BayCom would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Government Entity, or (iii) any materials that are otherwise reasonably deemed by the TIG Board of Directors to be confidential.

(d)          All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between BayCom and GLC Advisors & Co., LLC on behalf of TIG as of May 2, 2019 (the “Confidentiality Agreement”).

(e)          No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

6.3           Shareholder Meeting. TIG shall, and shall cause its Board of Directors to, (i) take all action in accordance with the securities laws, the laws of the State of Colorado, the TIG Articles and the TIG Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “TIG Shareholder Meeting”) for the purpose of seeking the TIG Shareholder Approval within ten (10) business days following the date the Form S-4 is declared effective under the Securities Act and (B) schedule the TIG Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) subject to Section 6.7, use its commercially reasonable best efforts to (x) cause the TIG Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the TIG Shareholder Approval; and (iii) subject to Section 6.7, include in the Proxy Statement the recommendation that the TIG shareholders approve this Agreement and the Merger (the “TIG Board Recommendation”). TIG shall adjourn or postpone the TIG Shareholder Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of TIG Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated pursuant to Section 8.1 prior to the scheduled time of the TIG Shareholder Meeting, the TIG Shareholder Meeting shall be convened and this Agreement shall be submitted to the shareholders of TIG at the TIG Shareholder Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve TIG of such obligation.

6.4           Reservation of Common Stock; Nasdaq Listing.

(a)          BayCom agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of BayCom Common Stock to fulfill its obligations under this Agreement.

(b)           BayCom shall use its commercially reasonable best efforts to cause the shares of BayCom Common Stock to be issued to the holders of TIG Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.5           Employee Matters.

(a)          Following the Effective Time, BayCom shall maintain or cause to be maintained employee benefit plans for the benefit of employees of TIG and its Subsidiaries who continue their employment after the Effective Time (“Covered Employees”) that provide employee benefits which are substantially comparable with respect to all material features to the employee benefits that are made available to similarly situated employees of BayCom or its Subsidiaries (other than TIG and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of BayCom or its Subsidiaries; and (ii) until such time as BayCom shall cause Covered Employees to participate in the benefit plans that are made available to similarly situated employees of BayCom or its Subsidiaries (other than TIG and its Subsidiaries), a Covered Employee’s continued participation in employee benefit plans of TIG and its Subsidiaries that are continued by BayCom or a BayCom Subsidiary shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the BayCom Benefit Plans may commence at different times with respect to each BayCom Benefit Plan).

(b)          To the extent that a Covered Employee becomes eligible to participate in a BayCom Benefit Plan, BayCom shall cause such BayCom Benefit Plan to (i) recognize prior service of such Covered Employee with TIG, its Subsidiaries or their predecessors for purposes of eligibility, participation, and vesting but not for the purposes of benefit accruals, but only to the extent that such service was recognized immediately prior to the Effective Time under a comparable TIG Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; (ii) with respect to any BayCom Benefit Plan that is a health, dental, vision plan or other similar plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, BayCom or its applicable Subsidiary shall use its commercially reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such BayCom or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the TIG Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, or to the extent the Covered Employee has or had satisfied the applicable eligibility waiting period under the TIG Benefit Plan, and (B) recognize any health, dental, vision or other similar expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan; and (iii) for purposes of vacation or paid time off (“PTO”) benefits, BayCom will treat service of a Covered Employee at TIG or FSB as equivalent to service at BayCom for determining such Covered Employee’s eligibility and participation under the BayCom vacation or PTO plan, and any vacation or PTO taken prior to the Closing Date (or such later date when PTO plans or programs are integrated) shall be subtracted under the BayCom plan from the Covered Employee’s maximum vacation or PTO entitlement for the calendar year in which the Closing Date occurs.

(c)          Prior to the Effective Time, TIG shall take, and shall cause its Subsidiaries to take, all actions reasonably requested by BayCom that may be necessary or appropriate to (i) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any TIG Benefit Plan for such period as may be requested by BayCom, (ii) facilitate the merger of any TIG Benefit Plan into any employee benefit plan maintained by BayCom or a BayCom Subsidiary, and/or (iii) amend or terminate one or more TIG Benefit Plans (to the extent permitted by the terms thereof and Section 409A of the Code) immediately prior to the Effective Time, other than as provided in other subsections of this Section 6.5. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(d) shall be subject to BayCom’s prior review and approval, which shall not be unreasonably withheld.

(d)          All employment, change in control and severance agreements listed in Section 3.11(a) of the TIG Disclosure Schedule and the benefits vested under the other TIG Benefit Plans, in each case with respect to employees, officers, directors and consultants of TIG or any of its Subsidiaries or affiliates who are not retained immediately following the Effective Time, or who do not enter into new employment, change in control or severance agreements with BayCom prior to the Effective Time, shall be honored by the Surviving Company or a BayCom Subsidiary, except that FSB shall terminate its Executive Employment Agreement with Jeffrey Walker dated June 21, 2017 immediately prior to the Effective Time of the Merger, with no severance payments or benefits to be provided under such agreement. Any employee of TIG or FSB that becomes an employee of BayCom or United Business Bank at the Effective Time who is terminated on or within one year following the Closing (other than for cause, death, disability, normal retirement or voluntarily resignation) shall receive a severance payment calculated in accordance with the retention policy set forth on Section 6.5(e) of the BayCom Disclosure Schedule.

(e)          Nothing in this Agreement shall confer upon any employee, officer, director or consultant of BayCom or TIG or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Company, TIG, BayCom or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Company, TIG, BayCom or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of BayCom or TIG or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to alter or limit the ability of the Surviving Company or any of its Subsidiaries or affiliates to amend, modify or terminate any particular TIG Benefit Plan, BayCom Benefit Plan, or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of the final sentence of Section 9.9, nothing in this Section 6.5, express or implied, is intended to or shall confer upon any third party, including without limitation any current or former employee, officer, director or consultant of BayCom or TIG or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.5.

(f)          In the event that any disqualified individual of TIG or its Subsidiaries receives any payments, benefits or acceleration of vesting (the “Total Payments”) in connection with the Merger that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then TIG will take all steps necessary to ensure that the Total Payments will be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.

6.6           Officers’ and Directors’ Tail Insurance; Indemnification.

(a)          TIG shall purchase, prior to the Effective Time, a prepaid “tail” policy providing single limit equivalent coverage to its current officers’ and directors’ liability insurance coverage with respect to actions, omissions, events, matters and circumstances occurring prior to the Effective Time for a period of up to four (4) years following the Effective Time for a premium cost not to exceed 200% of the annual premium for its current insurance coverage. If such prepaid “tail” policy has been obtained by TIG prior to the Effective Time, BayCom shall cause such policy to be maintained in full force and effect for its full term, and shall cause all obligations thereunder to be honored by BayCom and no other party shall have any further obligation to purchase or pay for insurance hereunder. The officers and directors of TIG may be required to make application and provide customary representations and warranties to TIG’s insurance carrier for the purpose of obtaining such insurance.

(b)          For four (4) years from and after the Effective Time, BayCom shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of TIG or any of its Subsidiaries (each, an “TIG Indemnified Party”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BayCom, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which a TIG Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of TIG or any of its Subsidiaries if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the organizational documents of TIG and its Subsidiaries and to the fullest extent otherwise permitted by law.

(c)          In connection with the indemnification provided pursuant to Section 6.6(b), BayCom and/or a BayCom Subsidiary (i) will advance expenses, promptly after statements therefor are received, to each TIG Indemnified Party to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such TIG Indemnified Party or multiple TIG Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to BayCom and (ii) will cooperate in the defense of any such matter.

(d)          This Section 6.6 shall survive the Effective Time, is intended to benefit each TIG Indemnified Party (each of whom shall be entitled to enforce this Section against BayCom), and shall be binding on all successors and assigns of BayCom.

(e)          In the event BayCom or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of BayCom assume the obligations set forth in this Section 6.6.

6.7           No Solicitation.

(a)          TIG agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and the officers, directors, and employees of TIG and its Subsidiaries (the “TIG Individuals”) not to, and will use its commercially reasonable best efforts to cause TIG’s and its Subsidiaries’ agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the “TIG Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries business, properties or assets (“TIG Confidential Information”) to, or have any discussions with, any person or entity relating to, any Acquisition Proposal. TIG will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons or entities other than BayCom with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.

(b)          Notwithstanding anything to the contrary in Section 6.7(a), at any time from the date of this Agreement and prior to obtaining the TIG Shareholder Approval, in the event TIG receives an unsolicited Acquisition Proposal and the Board of Directors of TIG determines in good faith that such Acquisition Proposal may constitute a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, TIG may, and may permit its Subsidiaries and the TIG Individuals and the TIG Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to TIG than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (ii) furnish or cause to be furnished TIG Confidential Information to the person or entity making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement, and (iii) negotiate and participate in such negotiations or discussions with the person or entity making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of TIG determines in good faith (following consultation with counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law.

(c)          The Board of Directors of TIG shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to BayCom, the TIG Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to BayCom the TIG Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, the Board of Directors of TIG (including any committee thereof) may, at any time prior to obtaining the TIG Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of TIG determines in good faith (after consultation with TIG’s outside legal counsel) constitutes a Superior Proposal; provided, however, that the Board of Directors of TIG may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given BayCom at least four (4) business days, following BayCom’s initial receipt of written notice that the Board of Directors of TIG has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by BayCom, the Board of Directors of TIG determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.

(d)          TIG will promptly (and in any event within two (2) business days) advise BayCom in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person or entity making such Acquisition Proposal), and will keep BayCom apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a current basis.

(e)          As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving TIG or FSB or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, TIG or FSB, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written Acquisition Proposal that the Board of Directors of TIG concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors, (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “more than 20%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.

6.8           Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein. Each of TIG and BayCom shall promptly inform the other in writing upon receiving notice of any claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.9           Correction of Information. Each of TIG and BayCom shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.

6.10         Integration. From and after the date hereof, TIG shall, and shall cause FSB and its and TIG Bank’s directors, officers and employees to, make all commercially reasonable best efforts (without undue disruption to either business) to (i) cooperate in order to permit United Business Bank to train FSB employees who are expected to continue employment with United Business Bank, including excusing such employees from their duties for the purpose of training and orientation by United Business Bank following reasonable advance notice and (ii) cause FSB’s data processing consultants and software providers to, cooperate and assist FSB and United Business Bank in connection with reasonable requests as to scope, timing and content related to the planned electronic and systematic conversion of all applicable data of FSB to the United Business Bank system to occur after the Effective Time, in each case without undue disruption to FSB’s business, during normal business hours and at the expense of BayCom or United Business Bank (not to include FSB’s regular employee payroll).

6.11         Coordination; Integration. Subject to applicable law, during the period from the date hereof until the Effective Time, TIG shall cause the Chief Executive Officer, Chief Operating Officer, Chief Credit Officer, and Chief Financial Officer of FSB, as may be appropriate, to assist and confer with the officers of United Business Bank, on a periodic basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of United Business Bank, as the resulting bank in the Bank Merger.

6.12         Delivery of Agreements. TIG shall cause each of the Voting Agreements and the Non-Compete Agreements to be executed and delivered to BayCom prior to or simultaneously with the execution of this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of TIG and BayCom, at or prior to the Closing Date of the following conditions:

(a)          Shareholder Approval. The TIG Shareholder Approval shall have been obtained.

(b)          Nasdaq Listing. The shares of BayCom Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(c)          Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)          No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or the Bank Merger shall be in effect.

(e)          Regulatory Approvals. All regulatory authorizations, consents, orders or approvals from Regulatory Agencies and other Governmental Entities required to consummate the Merger and the Bank Merger shall have been obtained without the imposition of any non-standard condition or requirement, which individually or in the aggregate, is reasonably deemed unduly burdensome by the Board of Directors of BayCom including any condition that would increase the minimum regulatory capital requirements of BayCom or United Business Bank (an “Unduly Burdensome Condition”) and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

7.2           Conditions to Obligations of BayCom. The obligation of BayCom to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by BayCom, at or prior to the Closing Date, of the following conditions:

(a)          Representations and Warranties. The representations and warranties of TIG set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that

(A)	the representations and warranties in Sections 3.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), Section 3.7 (Broker’s Fees), and Section 3.8(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date;

(B)	the representations and warranties in Section 3.3 (Authority; No Violation), Section 3.8 (Books and Records) as to stock and ownership records and Section 3.24 (TIG Information) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date; and

(C)	no other representation or warranty of TIG shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of TIG has had or would reasonably be expected to result in a Material Adverse Effect on TIG;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and BayCom shall have received a certificate signed on behalf of TIG by the Chief Executive Officer or the Chief Operating Officer of TIG to the foregoing effect.

(b)          Performance of Obligations of TIG. TIG shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and BayCom shall have received a certificate signed on behalf of TIG by the Chief Executive Officer or the Chief Operating Officer of TIG to such effect.

(c)          Dissenting Shares. Dissenting Shares shall be less than five percent (5%) of the issued and outstanding shares of TIG Common Stock.

(d)          Third Party Consents. TIG shall have obtained the written consent of the counterparties to the contracts set forth on Exhibit F in form and substance reasonably satisfactory to BayCom, to enable BayCom or a BayCom Subsidiary to receive the full benefit under such contracts following the consummation of the transaction contemplated by this Agreement without the payment of any penalty or premium.

(e)          Opinion of Tax Counsel. BayCom shall have received an opinion from Silver, Freedman, Taff & Tiernan LLP, special counsel to BayCom, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Silver, Freedman, Taff & Tiernan LLP may require and rely upon representations contained in letters from each of BayCom and TIG.

7.3           Conditions to Obligations of TIG. The obligation of TIG to effect the Merger is also subject to the satisfaction, or to the extent permitted by law, waiver by TIG, at or prior to the Closing Date, of the following conditions:

(a)          Representations and Warranties. The representations and warranties of BayCom set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that

(A)	the representations and warranties in Section 4.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), and Section 4.7(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except the representations in Section 4.2 that speak specifically as the date of this Agreement or another specified date shall be true and correct as of such date;

(B)	the representations and warranties in Section 4.3 (Authority; No Violation) and Section 4.20 (BayCom Information) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date; and

(C)	no other representation or warranty of BayCom shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of BayCom has had or would reasonably be expected to result in a Material Adverse Effect on BayCom;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and TIG shall have received a certificate signed on behalf of BayCom by the Chief Executive Officer or the Chief Financial Officer of BayCom to the foregoing effect.

(b)          Performance of Obligations of BayCom. BayCom shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and TIG shall have received a certificate signed on behalf of BayCom by the Chief Executive Officer or the Chief Financial Officer of BayCom to such effect.

(c)          Opinion of Tax Counsel. TIG shall have received an opinion from Baird Holm LLP, special counsel to TIG, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Baird Holm LLP may require and rely upon representations contained in letters from each of BayCom and TIG.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1           Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the TIG Shareholder Approval, by action of the Board of Directors of a party, as follows:

(a)          by the written mutual consent of TIG and BayCom;

(b)          by either TIG or BayCom, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;

(c)          by either TIG or BayCom, if the Merger shall not have been consummated on or before December 31, 2019, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d)          by either TIG or BayCom (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of TIG, in the case of a termination by BayCom, or BayCom, in the case of a termination by TIG, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e)          by BayCom if (i) the Board of Directors of TIG (or any committee thereof) shall have failed to make the TIG Board Recommendation or made a Change in Recommendation or (ii) TIG shall have materially breached any of the provisions set forth in Section 6.7 or (iii) TIG shall have refused to call or hold the TIG Shareholder Meeting (unless this Agreement is terminated prior to the TIG Shareholder Meeting pursuant to Section 8.1(f);

(f)          by TIG prior to obtaining the TIG Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.7; provided, however, that TIG has (i) not materially breached the provisions of Section 6.7, and (ii) complied with its payment obligation under Section 8.4(a); or

(g)          by either TIG or BayCom, if the provisions of Section 8.1(e) are not applicable and the shareholders of TIG fail to provide the TIG Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof.

8.2           Effect of Termination. In the event of termination of this Agreement by either TIG or BayCom as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of TIG, BayCom, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.11 and the Confidentiality Agreement shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

8.3           Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by TIG, and all filing and other fees in connection with any filing with the SEC and Regulatory Agencies, which shall be borne by BayCom, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

8.4           Termination Fee.

(a)          If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (i) in the case of termination under Section 8.1(e), TIG shall immediately following such termination pay BayCom an amount equal to $1.2 million (the “Termination Fee”), and (ii) in the case of termination under Section 8.1(f), TIG shall, simultaneously with such termination and as a condition thereof, pay BayCom the Termination Fee, in each case in same-day funds.

(b)          If this Agreement is terminated by either party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within one year of such termination TIG or FSB either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, TIG shall immediately pay BayCom the Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 20% in the definition of Acquisition Proposal shall be 50%.

(c)          The payment of the Termination Fee shall fully discharge TIG from any and all liability under this Agreement and related to the transactions contemplated herein, and BayCom shall not be entitled to any other relief or remedy against TIG. If the Termination Fee is payable pursuant to Section 8.1(e)(ii) or (iii), BayCom shall have the right to pursue any and all remedies available to it against TIG on account of the willful and material breach by TIG of Section 6.7 in lieu of accepting the Termination Fee under Section 8.4(a).

(d)          With respect to the Termination Fee provided in this Section, the Parties hereto agree that it would be impracticable or extremely difficult to fix actual damages. Each party acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties would not enter into this Agreement; accordingly, if the party that owes a payment pursuant to this Section 8.4 fails to promptly pay the amount due pursuant to this Section 8.4, and, in order to obtain such payment, another party commences a suit that results in a final, nonappealable judgment against such owing party for the applicable amount set forth in this Section 8.4 or any portion of such fee, such owing party shall pay to the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate published in The Wall Street Journal on the date such payment was required to be made through the date of payment.

8.5           Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of TIG; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of TIG, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval by the shareholders of TIG under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6           Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1           Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place on a date no later than the last day of the month (but no earlier than five (5) business days) after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”).

9.2           Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3           Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to BayCom, to:

BayCom Corp
500 Ygnacio Valley Road, Suite 200
Walnut Creek, California 94956
Attention: George J. Guarini, President and Chief Executive Officer
Email: gguarini@bcb-ca.com

with a copy to:

Silver, Freedman, Taff & Tiernan LLP
3299 K Street, N.W.
Suite 100
Washington, D.C. 20007
Attention: Dave M. Muchnikoff
Email: dmm@sfttlaw.com

(b)	if to TIG, to:

TIG Bancorp
8400 East Crescent Parkway, Suite 100
Greenwood Village, CO 80111
Attn: Gary L. Webb, Chairman and Chief Executive Officer
Email: gary.webb@tigbancorp.com

with a copy to:

First State Bank of Colorado
8400 East Crescent Parkway, Suite 100
Greenwood Village, CO 80111
Attn: Jeff Walker, President
Email: jwalker@firststatebank-co.com

with a copy (which by itself shall not constitute notice) to:

Baird Holm LLP
1700 Farnam St., Ste. 1500
Omaha, NE 68102
Attn: John S. Zeilinger and Kevin P. Tracy
Email: jzeilinger@bairdholm.com and ktracy@bairdholm.com

9.4           Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5           Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6           Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7           Governing Law, Jurisdiction, Venue and Construction. This Agreement shall be governed and construed in accordance with the laws of the State of California and applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction. The Parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Colorado. Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. This Agreement has been negotiated and prepared by the Parties and their respective counsel. This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor or against either party.

9.8           Publicity. Neither TIG nor BayCom shall, and neither TIG nor BayCom shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of BayCom, in the case of a proposed announcement or statement by TIG, or TIG, in the case of a proposed announcement or statement by BayCom; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.

9.9           Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each indemnified person referenced therein, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.

9.10         Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

9.11         Disclosure Schedule. Before entry into this Agreement, each party delivered to the other a schedule (each a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties of the disclosing party contained in Article III or Article IV, as applicable, and, in the case of TIG, to one or more of its covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance. For purposes of this Agreement, “Previously Disclosed” means information set forth by a party in the applicable paragraph of its Disclosure Schedule, or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

9.12         Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

BayCom and TIG have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BAYCOM CORP

By:
	Name:	George J. Guarini
	Title:	President and Chief Executive Officer

TIG BANCORP

By:
	Name:	Gary L. Webb
	Title:	Chairman and Chief Executive Officer

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